EXHIBIT NO. 24-2

                  NEW YORK STATE ELECTRIC & GAS CORPORATION
                            Certified Resolutions

     RESOLVED, that the Corporation hereby constitutes and appoints J. A. Carrigg, R. P. Fagan, S. J. Rafferty, D. W. Farley, and T. G. Borkowsky, Esquire, and each of them (with full power to each of them to act alone) its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for it and on its behalf and in its name, place and stead, to sign, execute and file a Registration Statement under the Securities Act of 1933, as amended, for the proposed offering of 500,000 shares of Common Stock ($6.66 2/3 Par Value) through the Employees' Stock Purchase Plan, any and all amendments to such Registration Statement and any and all other documents requisite to be filed with respect thereto, with all exhibits and other documents in connection therewith, granting unto said attorneys, and each of them or their substitutes or substitute full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the Corporation might or could do.

     I, DANIEL W. FARLEY, Vice President and Secretary of NEW YORK STATE ELECTRIC & GAS CORPORATION, a New York corporation, do hereby certify that the foregoing is a true and correct copy of resolutions duly adopted by the Board of Directors of said Corporation at a meeting thereof duly called, convened and held on July 8, 1994 and that said resolutions are in full force and effect as of the date hereof.

     IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said Corporation this 9th day of August 1994.




                                             /s/ Daniel W. Farley
                                          Vice President and Secretary

                                     24-2-1